EXHIBIT 99
FOR IMMEDIATE RELEASE
January 18, 2007

Contact:	David M. Kepler President & Chief Executive Officer 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS EARNINGS FOR THE SECOND QUARTER ENDED DECEMBER 31, 2006 AND DECLARES DIVIDEND
Greenville, Ohio — January 18, 2007 — Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF) today announced the Corporation’s financial results for the second fiscal quarter. For the quarter ended December 31, 2006, the Corporation reported net earnings of $148,000, or $0.07 per share, compared to net earnings of $136,000 for the same quarter in 2005.
The quarter-to-quarter increase in earnings was attributed primarily to a $67,000, or 7.5%, increase in net interest income after provision for losses on loans, partially offset by a $46,000, or 5.0%, increase in general, administrative and other expense and an $8,000, or 16.0%, increase in federal income taxes.
Net earnings for the six months ended December 31, 2006 were $289,000, a decrease of $1,000, or 0.3%, compared to the six-month period ended December 31, 2005. The decrease was attributed primarily to an increase in general, administrative and other expense of $131,000, or 7.4%, an increase of $5,000, or 4.7%, in federal income taxes and a decrease in other income of $16,000, or 3.9%, which were partially offset by an increase of $151,000, or 8.6%, in net interest income after provision for losses on loans.
The increase in general, administrative and other expense was due primarily to an $81,000 increase in professional fees expense, mostly related to the Corporation’s public company reporting requirements and the adoption of the Corporation’s 2006 Equity Plan, and a $45,000 increase in compensation expense due primarily to the implementation of an Employee Stock Ownership Plan. The decrease in other income was due primarily to the fact that Greenville Federal had a $16,000 gain on redemption of the shares of Intrieve, Inc., Greenville Federal’s data processor, in the first quarter of 2005 that was not repeated in the first quarter of 2006.
The Corporation reported total assets of $131.6 million at December 31, 2006, total liabilities of $108.8 million, including deposits of $78.8 million, and total shareholders’ equity of $22.7 million.
The Corporation also announced that the Board of Directors has declared a cash dividend of $0.07 per share of the Corporation’s common stock. The dividend is to be paid on February 16, 2007, to stockholders of record as of January 29, 2007.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

	December 31,	June 30,
	2006	2006
ASSETS

Cash and cash equivalents	$3,685	$3,254
Investment securities	35,589	37,286
Loans receivable	85,261	83,452
Other assets	7,055	6,716

Total assets	$131,590	$130,708

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$78,806	$78,782
Advances from the FHLB	28,713	28,177
Other liabilities	1,323	1,167

Total liabilities	108,842	108,126

Shareholders’ equity	22,748	22,582

Total liabilities and shareholders’ equity	$131,590	$130,708

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Six months ended		Three months ended
	December 31,		December 31,
	2006	2005	2006	2005
Total interest income	$3,722	$3,388	$1,883	$1,729

Total interest expense	1,801	1,611	913	825

Net interest income	1,921	1,777	970	904

Provision for losses on loans	10	17	8	9

Net interest income after provision for losses on loans	1,911	1,760	962	895

Other income	397	413	206	207

General, administrative and other expense	1,907	1,776	962	916

Earnings before income taxes	401	397	206	186

Income taxes	112	107	58	50

NET EARNINGS	$289	$290	$148	$136

EARNINGS PER SHARE — basic and diluted	$0.13	N/A	$0.07	N/A